UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SOLIGENIX, INC.

(Name of Registrant as Specified in Its Charter)

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[The following is an e-mail to certain registered shareholders and non-objecting beneficial owners sent on or after September 13, 2022 from Christopher J. Schaber, Chairman of the Board of Directors, President and Chief Executive Officer]

Subject:	IMPORTANT NOTICE: Soligenix September 22, 2022 Annual Meeting - *** Reminder to Vote Your Shares with The Proxy Statement You received ***

Dear Shareholders,

We appreciate your investment and support of our company. This continues to be a very rewarding year for us. We remain energized by the promise of our rare disease pipeline as we prepare to submit our HyBryte™ (SGX301 or synthetic hypericin) new drug application (NDA) for the treatment of cutaneous T-cell lymphoma (“CTCL”) to the U.S. Food and Drug Administration (“FDA”) for marketing authorization in the fourth quarter of 2022, while continuing to evaluate potential strategic options, including, but not limited to, partnership and merger and acquisition opportunities. With the support of key patient advocacy organizations, such as the Cutaneous Lymphoma Foundation, and key opinion leaders, we continue to move towards marketing approval and commercialization of HyBryte™ in the U.S. Under our Public Health Solutions business segment, we continue to advance our heat stable vaccine platform technology, including development of filovirus vaccine candidates (protecting against viruses such as Ebola Marburg), a novel COVID-19 (Coronavirus Disease 2019) vaccine candidate, CiVax™, and a ricin toxin vaccine, RiVax®. We celebrate these successes and look forward to more opportunities ahead as we remain committed to the long-term interests of stockholders.

This year is more important than ever, as we begin the transformation to a commercial organization. In support of these efforts, our director nominees represent a wide range of backgrounds and expertise. We believe our diversity of experiences, perspectives, and skills contributes to the Board of Directors’ effectiveness in managing risk and providing guidance that positions the Company for long-term success. Of our five directors, four are independent, which includes all committee members.

You should have received a Proxy Statement that contains details of the business to be conducted during the upcoming Annual Meeting on September 22nd.  If you have not received your Proxy Statement, please respond to this email immediately or contact American Stock Transfer at (800) 937-5449 or help@astfinancial.com, so that we may assist in getting you your Proxy in order to vote your shares.

Whether or not you participate in the Annual Meeting, it is important that your shares be represented and voted during the meeting. We urge you to promptly vote and submit your proxy (1) via the Internet (2) by telephone or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience.

As we look to the year ahead, we remain excited about the opportunities we have in terms of our business, stockholder value creation, and positive impacts on a global scale. Thank you for the trust you place in us and the opportunity to serve you and our company as directors. On behalf of all directors, I extend our gratitude for your support and request that you vote in the affirmative for the proposals to be considered at the Annual Meeting to assure we are properly positioned for potential growth and success in the future.

Sincerely,

Christopher J. Schaber, Ph.D.

President & CEO

Soligenix, Inc.

29 Emmons Drive, Suite B-10

Princeton, NJ 08540

TEL: (609) 538-8200

FAX: (609) 452-6467

* * * *

Soligenix, Inc., its directors, officers, and certain other persons may be deemed to be participants in the solicitation of proxies. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the proxy statement and other relevant materials filed by Soligenix, Inc. with the U.S. Securities and Exchange Commission.

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